Exhibit 10.5

CONFIDENTIAL

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this “Agreement”) is made as of April 10, 2020 (the “Effective Date”), by and among THEOREM FUND SERVICES, LLC, an Illinois limited liability company (“Theorem”), OSPREY BITCOIN TRUST, a Delaware trust (the “Fund”) and OSPREY FUNDS, LLC, a Delaware limited liability company serving as the sponsor of the Trust (the “Management”). The Fund and Management may be referred to herein collectively as the “Client.” Theorem and Client each may be referred to herein individually as a “Party” or collectively as the “Parties.”

It is agreed as follows:

1.	APPOINTMENT.

The Client hereby appoints Theorem, and Theorem accepts such appointment as an independent contractor to perform the Services (as defined below) during the term of this Agreement and on the terms set forth herein. In carrying out its Services, Theorem shall comply with all reasonable instructions of Management in connection therewith to the extent that such instructions are not inconsistent with this Agreement or any applicable law or regulation. Such instructions may be given in writing or orally, provided, however, that oral instructions shall be confirmed in writing if so requested by Theorem.

2.	SERVICES.

Theorem will perform the services in connection with the Fund as set forth on Schedule A attached hereto (the “Services”) upon the launch of the Fund; provided, however, that Theorem receives all necessary information on a timely basis and subject to applicable laws and the terms and conditions set forth herein. It is recognized by the Parties that outside the terms herein, Theorem is available to provide other services upon the Client’s request. Such other services shall be provided under the same terms and conditions as those covered herein unless documented otherwise by an amendment to this Agreement or a separate agreement. Fees for such incremental services are not contemplated in the fees as set forth in Schedule B and will be billed at Theorem’s customary rates for such services (hereinafter “Incremental Services” and “Incremental Fees”).

3.	DELIVERY OF DOCUMENTS.

In connection with this Agreement, the Client has delivered to Theorem copies of (i) the Fund’s organizational documents and governing agreements (collectively, as amended from time to time, the “Organizational Documents”), and (ii) the current private placement memorandum, subscription documents and other offering documents of the Fund (collectively, as currently in effect and as amended or supplemental, the “Offering Documents”). The Client hereby agrees to promptly furnish Theorem with all amendments to the Organizational Documents and the Offering Documents. The Client hereby agrees to deliver, or cause its other service providers to deliver to Theorem all information necessary (including but not limited to complete and accurate information relating to the Fund’s transactions, clearers, counterparties, and banks) to enable Theorem to perform its Services. The Client hereby agrees to instruct its clearers, counterparties, brokers and banks to provide Theorem with copies of monthly account statements, transaction confirmations, and arrange Internet access for Theorem to view such brokerage and custody accounts.

4.	TERM.

(a)        The initial term of this Agreement will commence on the Effective Date and will continue for a period of one (1) year after the launch of the Fund unless terminated under the terms set

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forth herein; provided, however, that the Services shall not commence until the launch of the Fund. After the initial term of this Agreement, this Agreement will automatically renew for successive periods of one (1) year each unless terminated under the terms set forth herein.

(b)        Notwithstanding any provision to the contrary set forth herein, either Party may terminate this Agreement as of a calendar month end upon sixty (60) days’ prior written notice. In the event of the termination of this Agreement, Theorem will provide exit assistance by promptly supplying data of the Client to the Client or any other party designated by the Client in formats already prepared in the course of providing the Services; provided, however, that all fees and expenses have been paid. In the event that the Client wishes to retain Theorem to perform additional transition services, including providing data and reports in new formats, the Client and Theorem shall agree in writing to the additional services and related fees and expenses in advance.

(c)        In addition to the provisions of Section 4(b) above, a Party may, by written notice to the other Party, terminate this Agreement: (1) if the other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) calendar days after the non-breaching Party gives the other Party written notice of such breach; or (2) if the other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding or (iv) becomes subject to a material Action (as defined herein) or an Action that the Party providing notice reasonably determines could cause such Party reputational harm; and in each case set forth in this Section 4(c), the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than sixty (60) calendar days after the event.

(d)        Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 5, 7, 9, 10, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by Theorem for the Client after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.	FEES AND EXPENSES.

(a)        In consideration for the Services furnished hereunder, the Client agrees to pay Theorem the fees as set forth in Schedule B attached hereto promptly after receiving each invoice. The Client agrees to pay Theorem a fee upon the Parties signing this Agreement, which is equal to the amount of the fee for Services for the initial month of this Agreement (“Advance Fee”); provided, however, that such Advance Fee shall not be greater than USD $2,000. Theorem will credit the Advance Fee against the invoice for Services for the initial month of this Agreement. The Parties acknowledge that the fees for the Services furnished hereunder are based on numerous assumptions furnished by the Client and set forth in Schedule C attached hereto. Theorem reserves the right to evaluate the assumptions at any time, and will endeavor to evaluate the assumptions six (6) months after the launch of the Fund, and on an annual basis. In the event that Theorem has determined that an assumption has been materially changed, Theorem reserves the right to revise the assumption and increase the fees for the Services furnished hereunder upon providing the Client with at least thirty (30) days prior written notice of such increase. Thereafter, the Client agrees to pay Theorem the increased fees in accordance with the terms of the Agreement. Theorem will also bill the Client for out-of-pocket costs and expenses incurred at the request of Client including but not limited to travel, telephone, fax, postage, courier delivery charges and any specialized pricing services required to appropriately value the Fund’s investments subject to pre-approval by Client. Should the Client exercise its right to terminate this Agreement in whole or in part, the Client shall reimburse

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Theorem for all out-of-pocket expenses and time (which is $200 per hour as of the date hereof, and may be subject to change thereafter) associated with the copying and moving records and materials to Client or a designee.

(b)        Any additional services such as, including but not limited to, services related to reprocessing financial statements, the liquidation or winding up of the Fund, assistance with examination by taxing authorities, accounting services, transition of administration from Theorem to a successor administrator, or consultation concerning financial matters or work performed that is incidental to legal or regulatory issues of the Client performed during or after the term of this Agreement are Incremental Services and are not contemplated in the fees as set forth in Schedule B and will be billed at Theorem’s customary rates for such services which is $200 per hour as of the date hereof, and may be subject to change thereafter.

(c)        Theorem will be entitled to recover from the Client its time expended, at its regular standard rates, and expenses, including all reasonable attorney’s fees and costs in connection with any actual, threatened or potential Action, investor inquiry or regulatory investigation or proceeding that may arise out of this Agreement.

(d)        Notwithstanding any provision to the contrary set forth herein, Theorem may, by written notice to the Client, suspend or discontinue its Services or terminate this Agreement if the Client fails to pay the fees or other amounts due hereunder to Theorem within thirty (30) days of the invoice date for such fees or other amounts; and in such case, the suspension, discontinuance or termination, as determined by Theorem, will become effective ten (10) days after written notice is given. In the event that Theorem’s Services is suspended or terminated or this Agreement is terminated as a result of nonpayment, or for any other reason, the Client agrees that Theorem will not be responsible for the Client’s failure to meet investor reporting, government and other filing deadlines, or for penalties or interest that may be assessed, or other damages that may be sustained by the Client or its investors, resulting from the Client’s failure to meet said deadlines.

(e)        Theorem shall not be liable for any taxes, assessments or governmental charges that may be assessed on any basis whatsoever against the Fund, Management or any investor, limited partner or shareholder of the Fund.

6.	AUTHORIZED PERSONS.

The Client shall list in writing those officers or agents of the Client who are authorized by the Client to deliver written and/or oral instructions to Theorem on behalf of the Client with respect to the subject matter of this Agreement (“Authorized Persons”). A list of the current Authorized Persons is contained in Schedule D attached hereto. Authorized Persons may be authorized to deliver instructions to Theorem relating to all or only some matters under this Agreement, provided, however, that Theorem shall not be deemed to be notified of any limit on an Authorized Person’s authority unless notified in writing. The Authorized Persons authorized to change the list of Authorized Persons and the manner of effecting any such change is also contained in Schedule D. In addition, Management may change the list of Authorized Persons at any time upon written instruction to Theorem. Theorem shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof is properly executed and delivered in accordance with this Agreement.

7.	CONFIDENTIALITY.

(a)        All information provided to Theorem by the Client and/or others (i.e., clearers, counterparties, brokers or banks) in connection with Theorem’s Services shall be considered confidential unless otherwise instructed. Theorem will not disclose any such confidential information without the express consent of the Client; provided, however, that nothing herein shall prevent Theorem from

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disclosing such information (i) to Management, subject to applicable legal and regulatory restrictions; (ii) to the Client’s auditors, affiliates, legal counsel or professional advisors (internal or external) in the normal course of the Fund’s or Theorem’s business, or (iii) when required to do so by a regulator or a court of competent jurisdiction or by applicable laws or regulations. Theorem will notify the Client in writing of such a request for information by a regulator or court so that the Client may seek a protective order and/or other motion to prevent or limited the production or disclosure of such information. If such motion has been denied or is pending and unresolved at the time disclosure of such information is required by law, then Theorem may disclose only such portion of such information (A) based on the advice of Theorem’s legal counsel, is required by law to be disclosed (Theorem using its best efforts to preserve the confidentiality of the remainder of such information) or (B) the Client consents in writing to having such information disclosed.

(b)        Theorem will protect and safeguard any and all information provided to Theorem connected with the Client and set forth in this Section using security technology, supervision of its employees and by other means. A security breach is material, and the Client shall be afforded the right to immediately terminate this Agreement for such a breach. If Theorem becomes aware of any unauthorized reproduction, distribution, or sale of such information, Theorem will immediately notify the Client, and will cooperate with the Client in the event that the Client elects to commence any Action or proceeding with respect to such unauthorized reproduction, distribution or sale.

(c)        The Client acknowledges that this Agreement and its terms shall be considered confidential, and that the Client and Management will not disclose this Agreement or its terms to any Person (as defined below) without the prior written consent of Theorem.

(d)        In view of the difficulties of placing a monetary value on the information set forth in this Section, the Parties agree that each Party shall be entitled to seek injunctive relief without posting any bond or undertaking to prevent any further breach of this Section, separate and apart from any other remedy that each Party may have.

(e)        Upon the prior consent of the Client, Theorem shall have the right to identify the Client in connection with its marketing-related activities, and on its website and in its marketing materials as a client of Theorem. Client shall have the right to properly identify Theorem and to describe the Services and the material terms of this Agreement in the Offering Documents.

8.	RESPONSIBILITIES.

(a)        The Client hereby acknowledges that it is responsible for the accuracy and completeness of the information provided by Management to Theorem. In the event that Management fails to provide Theorem with accurate and complete information, which results in Theorem reprocessing financial reports and statements after Management confirms (by email) the delivery of all accurate and complete information, Theorem reserves the right to charge the Client reprocessing fees in an amount equal to the greater of (i) twenty-five percent (25%) of the Effective Fee for the then-applicable Full NAV Fund Administration services set forth in Schedule B (or as such Effective Fee may be modified pursuant to this Agreement) or (ii) One Thousand Dollars ($1,000). The Client agrees to pay Theorem the reprocessing fees in accordance with the terms of the Agreement. The Client has appointed an independent auditor that will be responsible for conducting an audit of the Client’s financial statements. The Client will provide Theorem with accounting data underlying the financial statements and acknowledges responsibility for the fair presentation of the financial statements and income tax returns. The Client further acknowledges responsibility for timely filing of the income tax returns and tax payments and other items required to be paid on a timely basis. The Client also acknowledges that the Services described in this Agreement are not designed and cannot be relied upon to disclose errors, fraud, or illegal acts that may exist, although their discovery may result from such Services. Additionally, the Client acknowledges that, notwithstanding the ability of the Client to delegate the maintenance of the

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anti-money laundering procedures to Theorem, the Client shall be ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations. Theorem shall have no obligation to review, monitor or otherwise ensure compliance by the Client with the investment policies, restrictions or guidelines applicable to it or any other term or condition of the Offering Document(s).

(b)        Theorem shall at all times in relation to all of its duties and obligations pursuant to this Agreement be entitled to rely upon the instructions or advice (written, oral or otherwise) of and/or information (including specifically but without limitation, reports on securities positions, balances, prices and any other information, data and advice necessary and relevant to the calculation of net asset values) provided, approved or affirmed by Management and/or any other person who Theorem reasonably believes to be acting with the actual and/or ostensible authority of the Fund or Management. Theorem shall not be liable to the Fund, its investors, Management or any third party for any loss or damage howsoever caused as a result of such reliance or in respect of the content, nature or accuracy of such instructions and/or information.

(c)        Theorem may act or rely upon the opinion or advice of or any information obtained from any clearer, counterparty, broker, bank, lawyer, valuer, accountant, auditor, other expert (including Management) of the Client or any regulator or other authority whether reporting to the Client or to Theorem or not and Theorem shall not be responsible for any loss occasioned to the Fund, its investors or any third party by its so acting or reliance.

(d)        Theorem will assist in the preparation of the Fund’s financial statements, but the responsibility for the financial statements remains with the Client. The Client is responsible for designating a qualified management-level individual to be responsible and accountable for overseeing these services.

(e)        The Client acknowledges that Theorem engages the services of various third party vendors (“Vendors”) to assist Theorem with the provision of Services, and Theorem represents to Client that it uses reasonable care to select, engage and retain such Vendors. Theorem shall not be responsible for any loss occasioned to the Client, the Fund’s investors or any third party in connection with the Vendors’ products and/or services except to the extent of losses resulting from the gross negligence, willful misconduct or fraud of Theorem in the selection, engagement or retention of such Vendors’ products and/or services. Upon the Client’s written request, Theorem will provide the Client with a list of its Vendors. Theorem does not warrant that the Vendors’ products and/or services will be uninterrupted, free from error or from unauthorized hidden programs introduced into the Vendors’ products and/or services, or that the Vendors’ products and/or services will meet the needs of the Client. The Client shall not use or continue to use the Vendors’ products and/or services if to do so would result in the breach of any applicable local laws or regulations within the Client’s jurisdiction. THEOREM EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, STATUTORY OR IMPLIED REGARDING THE VENDORS’ SERVICES, INCLUDING BUT NOT LIMITED TO ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, ACCURACY, TIMELINESS, COMPLETENESS, AND ORIGINALITY, NONINFRINGEMENT AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING AND USAGE OF TRADE OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION, AND THE VENDORS’ PRODUCTS AND/OR SERVICE ARE PROVIDED “AS IS.”

9.	REPRESENTATIONS AND WARRANTIES.

(a)        Each Party represents and warrants to each other Party that:

(1)         It is a legal entity duly created, validly existing and in good standing under the law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the

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failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;

(2)        It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all law to which it may be subject;

(3)        It has all necessary legal power and authority to enter into this Agreement and to perform its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on its part, and performance hereunder does not violate the terms of any contract, covenant or agreement between it and any third party;

(4)        The person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(5)        It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law or judgment which would be contravened or breached as a result of the execution or performance of this Agreement; and

(6)        To the best of its knowledge and belief, it is not the subject of any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration, mediation or proceeding, in each case, made, asserted, commenced or threatened by any person or corporate or unincorporated entity or organization (including any government authority), regardless of the legal, equitable or other theory (“Action”) that would prevent it from performing its obligations under this Agreement.

(b)        The Client represents and warrants to Theorem that Management has actual authority to provide instructions and directions on behalf of the Client and that all such instructions and directions are consistent with the Organizational Documents of Client and other corporate actions of the Client.

(c)        The Fund represents and warrants to Theorem that (i) it is not registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended, and (ii) its securities are not publicly registered or required to be publicly registered in the U.S. or the EU.

(d)        Each Party represents and warrants to the other that each will act reasonable, honestly and in good faith with respect to its dealings with the other Party, the Fund’s investors, the Fund’s prospective investors and others.

(e)        The Client represents and warrants to Theorem that it will cause the Offering Documents to include the disclosure language substantially in the form contained in Schedule E attached hereto.

10.	LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a)        Notwithstanding any provision to the contrary set forth herein, Theorem shall not be liable to Client for any action or inaction of Theorem except to the extent of losses resulting solely from the gross negligence, willful misconduct or fraud of Theorem in the performance of its duties or obligations under this Agreement. Under no circumstances shall Theorem be liable to Client for losses that are indirect, special, incidental, consequential, punitive, exemplary, enhanced or similar (including lost profits, opportunity costs and diminution of value).

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(b)        The Client shall indemnify and hold harmless Theorem from and against losses (including legal fees and costs to enforce this provision) that Theorem suffers, incurs, or pays as a result of any third party Action, except to the extent of losses resulting solely from the gross negligence, willful misconduct or fraud of Theorem in the performance of its duties or obligations under this Agreement. Upon the assertion of an Action for which the Client may be required to indemnify Theorem, Theorem shall notify the Client of such assertion, and shall keep the Client advised with respect to all developments concerning such Action. The Client shall have the option to participate with Theorem in the defense of such Action and Theorem shall reasonably allow such participation. Theorem shall in no case confess, compromise or settle the Action in any case in which the Client may be required to indemnify it except with the Client’s prior written consent, which consent shall not be unreasonably delayed, withheld or conditioned. Theorem’s failure or delay to inform the Client shall not limit the Client’s obligation to indemnify Theorem, but any right, duty or obligation of the Client with respect to this Section 10(b) shall be extended, in the case of a right, or postponed, in the case of a duty or obligation, until Theorem provides such notice.

(c)        The maximum amount of cumulative liability of Theorem to the Client for losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of losses resulting solely from the gross negligence, willful misconduct or fraud of Theorem in the performance of its duties or obligations under this Agreement, shall not exceed the fees paid by Client to Theorem under this Agreement for the most recent twelve (12) months immediately preceding the date of the event giving rise to the Action.

(d)        Theorem shall indemnify and hold harmless the Client from and against losses (including legal fees and costs to enforce this provision) that the Client suffers, incurs, or pays as a result of any third party Action resulting solely from the gross negligence, willful misconduct or fraud of Theorem in the performance of its duties or obligations under this Agreement. Upon the assertion of an Action for which Theorem may be required to indemnify the Client, the Client shall notify the Theorem of such assertion, and shall keep Theorem advised with respect to all developments concerning such Action. Theorem shall have the option to participate with the Client in the defense of such Action and the Client shall reasonably allow such participation. The Client shall in no case confess, compromise or settle the Action in any case in which Theorem may be required to indemnify it except with Theorem’s prior written consent, which consent shall not be unreasonably delayed, withheld or conditioned. The Client’s failure or delay to inform Theorem shall not limit Theorem’s obligation to indemnify Theorem, but any right, duty or obligation of Theorem with respect to this Section 10(d) shall be extended, in the case of a right, or postponed, in the case of a duty or obligation, until the Client provides such notice.

(e)        The maximum amount of cumulative liability of the Client to Theorem for losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of losses resulting solely from the gross negligence, willful misconduct or fraud of the Client in the performance of its duties or obligations under this Agreement, shall not exceed the fees paid by Client to Theorem under this Agreement for the most recent twelve (12) months immediately preceding the date of the event giving rise to the Action.

11.	BOOKS AND RECORDS.

The books and records pertaining to the Fund that are in the possession of Theorem shall be the property of the Client. The Client and the Fund’s Authorized Persons shall have access to such books and records at all times during Theorem’s normal business hours. Upon the reasonable request of the Client or such Authorized Persons, copies of any such books and records shall be provided promptly by Theorem to the Client or Authorized Persons at the Fund’s expense. In the event the Fund designates a successor to assume any of Theorem’s responsibilities under this Agreement, Theorem shall, subject to payment by the Fund of any amounts due (whether or not pursuant to any outstanding invoice) and at the

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expense and direction of the Client, transfer to Client or designee all relevant books, records and other data established or maintained by Theorem under this Agreement.

12.	NOTICES.

All notices and other written communications given or made pursuant to this Agreement shall be in writing (whether by means of hard copies or electronic versions, as applicable) and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

If to Theorem:	If to the Fund:

Theorem Fund Services, LLC 6401 Congress Avenue, Suite 210 Boca Raton, Florida 33487 Attention: Mikhail Davidvan Fax: (312) 896-9594 Email: notices@theoremfundservices.com	Osprey Bitcoin Trust c/o Osprey Funds, LLC 12544 Post Road Fairfield, Connecticut 06824 Attention: Gregory D. King Fax: N/A Email: greg@ospreyfunds.io

If to Management:

Osprey Funds, LLC 12544 Post Road Fairfield, Connecticut 06824 Attention: Gregory D. King Fax: N/A Email: greg@ospreyfunds.io

13.	MISCELLANEOUS.

(a)        Entire Agreement. This Agreement (including any schedules, attachments, amendments, and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

(b)        Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party.

(c)        Interpretation. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. In the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its counsel. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

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(d)        Independent Contractor. Theorem is retained hereunder as an independent contractor. No Party, nor any representative of another Party, shall be deemed for any purpose to be an employee or partner of another nor shall any Party be responsible to another party or to any governing or taxing body for any income or payroll-related taxes related to the employees of the other.

(e)        Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is legal, valid and enforceable and achieves the intended commercial result of the original provision.

(f)        Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

(g)        Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by a Party, in whole or in part, whether directly or by operation of law, without the prior written consent of the other Party. Notwithstanding any provision to the contrary set forth herein, either Party may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of such Party, (ii) an Affiliate or (iii) in connection with an assignment or other transfer of a material part of such Party’s business. No assignment will be effective unless and until the assigning Party provides written notice of the assignment to the non-assigning Party and the assignee agrees in writing to be bound by the terms of this Agreement. Additionally, an assignment made by the Fund or Management will not be effective unless and until Theorem provides written consent to the Client that the assignee has satisfied Theorem’s know your client and anti-money laundering requirements, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event Theorem fails to object to an assignment within five (5) business days after the Client provides written notice of such assignment to Theorem, such assignment shall be deemed approved. For purposes of this Agreement, the term “Affiliate” means, with respect to any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns (“Person”), any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

(h)        Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(i)        Governing Law; Venue. This Agreement and any controversy arising out of or relating to this Agreement shall be interpreted in accordance with and governed by the law of the State of Illinois. The courts of the State of Illinois and the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction to settle any Action arising out of the subject matter, or in any way related to, this Agreement or the Services. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by law all rights to a trial by jury.

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(j)        Non-Exclusivity. The duties and obligations of Theorem hereunder shall not preclude Theorem from providing services of a comparable or different nature to any other Person. The Client understands that Theorem may have relationships with data suppliers and providers of technology, data or other services to the Client and Theorem may receive economic or other benefits in connection with Client’s activities.

(k)        No Warranties. Except as expressly listed herein, Theorem makes no warranties, whether express, implied, contractual or statutory with respect to the Services. Theorem disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by law are, to the fullest extent permitted by law, excluded from this Agreement.

(l)        Force Majeure. Theorem will not be responsible for any losses of the Client or the Client’s property in Theorem’s possession or for any failure to fulfill its duties or obligations hereunder if such loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any government authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. Notwithstanding any provision to the contrary set forth herein, Theorem will not be relieved of its obligations hereunder solely due to governmental action or otherwise resulting from COVID-19. Theorem shall use commercially reasonable efforts to minimize the effects of any such event and to the extent Theorem cannot perform any of the Services due to an event described in this Section, the Client may, after fifteen (15) calendar days, terminate this Agreement immediately by providing written notice to Theorem without any penalty.

(m)        Testimony. If Theorem is required by a third party subpoena, regulatory inquiry or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Client is a party or otherwise related to the Client, the Client shall reimburse Theorem for all costs and expenses, including the time of its professional staff at Theorem’s standard rates and the cost of legal representation, that Theorem reasonably incurs in connection therewith.

(n)        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The next page is the signature page]

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In Witness Whereof, the Parties have executed this Administration Agreement as of the Effective Date.

Theorem Fund Services, LLC		Osprey Bitcoin Trust
By: Osprey Funds, LLC, its sponsor

By:		By:
	Stephen Giannone	Gregory D. King
	Title: Managing Member	Title: Chief Executive Officer

By:
Mikhail Davidyan
Title: Managing Member

Osprey Funds, LLC

By:
Gregory D. King
Title: Chief Executive Officer

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CONFIDENTIAL

SCHEDULE A
SERVICES

Theorem will perform the following Services in accordance with the terms and conditions of the attached Agreement. No optional or other services will be performed by Theorem unless and until an amendment to this Schedule A and Schedule B (Fees) have been agreed upon in writing and signed by authorized representatives of the Parties.

Inclusive Full NAV Fund Administration Services:

•	Calculate the Fund-level DAILY net asset value (NAV).
•	Calculate investor-level management fees and performance compensation.
•	Apply valuations (in accordance with the Offering Documents).
•	Record trades and track positions.
•	Reconcile portfolio transactions, positions, and cash balances.
•	Audit and tax support services.
•	Generate Fund fact sheet.

Optional Fund Administration Services:

•	Year-end financial statements preparation (GAAP).
•	Master/Feeder structure services.
•	Multi-broker processing.
•	Side Pocket accounting.
•	Daily P&L reporting.
•	Special reporting.

Inclusive Banking Services:

•	Assist with opening bank accounts with partner banks.
•	Act as dual signer on the account to add a level of security.
•	Review wire requests and prepare transactions for release by Authorized Persons.
•	Reconcile cash activity.

Inclusive Investor Relations Services:

•	Review subscription documents for completeness and accuracy.
•	Anti-money laundering (AML)/know your client (KYC) verification of investors
•	Prepare and distribute MONTHLY account statements to investors.

Optional Management Accounting Services:

•	Record bank account, credit card and fund activity transactions.
•	Perform bank account reconciliation
•	Deliver quarterly financial statements.

EXCEPT AS OTHERWISE SET FORTH IN SCHEDULE B, THE OPTIONAL SERVICES SET FORTH IN THIS SCHEDULE A ARE NOT CONTEMPLATED IN THE FEES SET FORTH IN SCHEDULE B AND WILL BE BILLED AT THEOREM’S CUSTOMARY RATES FOR SUCH SERVICES.

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